Exhibit 99.1

American Finance Trust Announces Upsizing of Unsecured Credit Facility to $540 Million and Expansion of Lending Group to add Compass Bank and Synovus Bank to the Credit Facility

NEW YORK, October 5, 2018 /PRNewswire/– American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., announced today that upon the request of American Finance Operating Partnership, L.P. and AFIN, as borrower and guarantor, respectively, the lenders under the revolving unsecured corporate credit facility (the “Credit Facility”) increased the aggregate total commitments under the facility by $125 million bringing total commitments to $540 million.

The expanded facility affords AFIN additional capacity to finance single-tenant net lease and multi-tenant retail assets. The Credit Facility may be expanded under an “accordion” feature to $915 million subject to obtaining additional lender commitments. Borrowings will be used to finance portfolio acquisitions and for general corporate purposes. As of September 30th $261 million was drawn against the facility.

Commenting on the increase and expansion, Chief Executive Officer Michael Weil remarked, “the $125 million increase in the facility delivers AFIN additional flexibility as we pursue corporate initiatives. We value the confidence this expanded group has about our portfolio and investment strategy and appreciate the significant commitments to the facility offered by Compass Bank and Synovus Bank.”

The Credit Facility matures on April 26, 2022. AFIN will have a one-time right to extend the maturity date beyond April 26, 2022 for an additional term of one year.

Borrowings under the Credit Facility will bear interest at LIBOR plus an applicable margin ranging from 1.60% to 2.20%, depending on the Company’s consolidated leverage ratio.

Please see the Current Report filed on Form 8-K on May 1, 2018 for a summary of the Credit Facility which is subject to, and qualified in its entirety by the terms of the Credit Agreement dated as of April 24, 2018, a copy of which is filed as Exhibit 10.1 to that Form 8-K.

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 19, 2018 and subsequent Quarterly Reports on Form 10-Q. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063